Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:49 PM 01/29/2019 FILED 01:49 PM 01/29/2019 SR 20190567416 - File Number 7135118

CERTIFICATE OF INCORPORATION

of

ENDEAVOR GROUP HOLDINGS, INC.

The Wlders igned incorporator, in order to form a corporation Wlder the General Corporation Law of the State of Delaware (the ‘‘DGCL”), certifies as follows:

1. Name. The name of the corporation is Endeavor Group Holdings, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized Wlder the DGCL.

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 10,000, all of which shall be shares of Common Stock with the par value of $0.01 per share.

5. Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: Joel Karansky, 11 Madison Avenue, New York, New York 10010.

6. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7. Limitation of Liability.

(a) To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any amendment or repeal of Article 7(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

8. Indemnification.

8.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, in accordance with and to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise (including any majority-owned subsidiary of the Corporation (a “Subsidiary”)), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Article 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the board of directors of the Corporation (the ‘‘Board’’). The right to indemnification described in this Article 8.1 shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators.

8.2 Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt (unless the Board waives such requirement to the extent permitted by applicable law) of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified as authorized under this Article 8 or otherwise; and provided, further, that, in the case of a director or officer, such an undertaking shall be required only if, and to the extent, required by the DGCL, as the same exists or may hereafter be amended.

8.3 Claims. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 60 days after a written claim therefor by the Covered Person has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter file suit to recover the unpaid amount of such claim If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the claimant shall be entitled to be paid also the expense of prosecuting or defending such suit. Neither the failure of the Corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth under applicable law, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the claimant to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the claimant is not entitled to be indemnified, or to such advancement of expenses, under this Article 8.3 or otherwise shall be on the Corporation.

8.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal, modification or amendment of, or adoption of any provision inconsistent with, this Article 8, nor, to the fullest extent permitted by applicable law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto with respect to any events that occurred prior to the time of such repeal, amendment, adoption or modification.

8.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

8.6 Construction. If any provision or provisions of this Article 8 shall be held invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article 8 (including, without limitation, each portion of any subparagraph or clause of this Article 8 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article 8 (including, without limitation, each such portion of any subparagraph of this Article 8 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.7 Other Indemnification and Prepayment of Expenses. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9. Adoption, Amendment or Repeal of By-Laws. The Board is authorized to adopt, amend or repeal the By-laws.

10. Corporate Opportunity. To the fullest extent permitted by the DGCL, the Corporation acknowledges that: (i) each stockholder (subject to the proviso below) or director (so long as such director is not an officer of the Corporation) of the Corporation or any of its subsidiaries (collectively, the “Exempted Persons”) shall have no duty not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries, in each case, except to the extent otherwise set forth in a writing executed by the Corporation or one of its subsidiaries, on the one hand, and such Exempted Person, on the other hand; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, the Corporation hereby renounces any interest or expectancy therein and such Exempted Person shall have no duty to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and to the fullest extent permitted by law shall not be liable to the Corporation or its affiliates or stockholders for breach of any duty by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation, in each case, except to the extent otherwise set forth in a writing executed by the Corporation or one of its subsidiaries, on the one hand, and such Exempted Person, on the other hand.

11. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescnbed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of incorporation (as amended) are granted subject to the rights reserved in this Article.

12. Section 203 Opt-Out. The Corporation shall not be governed by Section 203 ofthe DGCL.

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WITNESS the signature of this Certificate of Incorporation this 29 day of January, 2019.

/s/ Joel Karansky
Joel Karansky
Incorporator